                                                                   EXHIBIT 10.19



                            STOCK PURCHASE AGREEMENT


                                 By and Between


                                    ORGANON
                              TEKNIKA CORPORATION


                                      and


                            PERIMMUNE HOLDINGS, INC.

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made as of this 1st day of July, 1996 by and between Organon Teknika Corporation, a Delaware corporation ("Shareholder"), and PerImmune Holdings, Inc., a Delaware corporation ("Purchaser");

                                   WITNESSETH

     WHEREAS, Shareholder owns all of the issued and outstanding shares of the capital stock of PerImmune, Inc., a Delaware corporation (the "Company");

     WHEREAS, Shareholder desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of the capital stock of the Company pursuant to this Agreement; and

     WHEREAS, in connection with the transactions contemplated herein, Shareholder has agreed to transfer to the Company certain assets held in the name of Shareholder or its Affiliates and currently used in the PerImmune Business (as defined herein).

     WHEREAS, in connection with transactions contemplated herein, the parties intend for Shareholder and the Company to enter into certain agreements governing the relationship between the Company and Shareholder and their respective Affiliates (as defined herein) subsequent to the consummation of the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the respective covenants and representations and warranties contained herein, the parties hereto hereby agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified (such meanings to be equally applicable to the singular and plural forms thereof).

     "Action" means any action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with such entity, where the term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity capital or the right or power in fact to direct the management of such entity.

     "Affiliated Group" means an affiliated group of corporations within the meaning of Code Section 1504(a) or, for purposes of any state, local or foreign Tax matters, any consolidated, combined, or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state or other jurisdiction in question.

     "Ancillary Agreements" means the Services Agreement and the Letter
Agreement.

     "ANRP" has the meaning set forth in Section 6.8 of the Agreement.

     "Bank Accounts" means all bank and similar accounts, lock boxes and safe deposit boxes holding cash generated by the Company ordinarily used in connection with the PerImmune Business.

     "Cessation Date" has the meaning set forth in Section 6.8 of the Agreement.

     "Claim" has the meaning set forth in Section 9.4(d) of the Agreement.

     "Claim Notice" has the meaning set forth in Section 9.4(d) of the Agreement.

     "Closing" has the meaning set forth in Section 3.1 of the Agreement.

     "Closing Agreements" means the Credit Facility, the Working Capital Facility, the Intellectual Property Security Agreement, the Fixed Asset Security Agreement and the Ancillary Agreements.

     "Closing Balance Sheet" means the balance sheet of the Company as of June 30, 1996 attached hereto as Exhibit G.

     "Closing Book Value" means an amount equal to $9,234,935.

     "Closing Date" has the meaning set forth in Section 3.1 of this Agreement.

     "COBRA continuation coverage" has the meaning set forth in Section 6.8 of the Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

     "Continuation Period" has the meaning set forth in Section 6.8 of the Agreement.

     Continuation Plans" has the meaning set forth in Section 6.8 of the Agreement.

     "CPR" has the meaning set forth in Section 10.11 of the Agreement.

     "Credit Facility" has the meaning set forth in Section 6.10 of the Agreement.

     "Damages" has the meaning set forth in Section 9.4(a) of the Agreement.

     "Effective Date" means July 1, 1996.

     "Employee Plan" means any plan, program, agreement, policy or arrangement (a "plan") maintained or contributed to by Shareholder, the Company or any ERISA Affiliate, or any successor thereto, whether or not reduced to writing, for the benefit of, or pursuant to which the Company, or any Successor thereto, has any liability with respect to, current or former employees, that is (i) an "employee benefit plan" (within the meaning of Section 3(3) of ERISA), or (ii) any other benefit arrangement providing for pension or retirement benefits, profit sharing, deferred compensation, severance pay, medical, dental, hospitalization, disability benefits, death benefits, life insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation rights, fringe benefits, or similar benefits, including, without limitation, the Akzo Nobel, Inc., Incentive Savings Plan (401k).

     "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Pension Plan" has the meaning set forth in Section 4.7.

     "ERISA Affiliates" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code.

     "Excluded Liability" means any liability arising out of DCAA audits of periods ending on or prior to December 31, 1994.

     "Fixed Asset Security Agreement" means the Fixed Asset Security Agreement by and between the Company and Shareholder substantially in the form attached hereto at Exhibit F.

     "GAAP" means United States generally accepted accounting principles applied consistently with the principles used to prepare the historical financial statement of the Company.

     "Government Contracts" shall mean any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Company that is with the United States Government, or any state, local or foreign government, including, among other things, all contracts and work authorizations to supply goods and services to the United States Government.

     "Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court, in each case whether domestic or foreign, federal, state or local.

     "Indemnitees" has the meaning set forth in Section 9.4(b) of the Agreement.

     "Intellectual Property Agreement" means the Intellectual Property Agreement by and between Purchaser and Akzo Nobel Pharma International, B.V. substantially in the form attached hereto as Exhibit B.

     "Intellectual Property Security Agreement" means the Intellectual Property Security Agreement by and between Purchaser, the Company, Akzo Nobel Pharma International, B.V. and Shareholder substantially in the form attached hereto as Exhibit E.

     "Intercompany Accounts Payment" has the meaning set forth in Section 6.11 of the Agreement.

     "ISP" has the meaning set forth in Section 6.8 of the Agreement.

     "Law" means any domestic or foreign, federal, state or local statute, law, ordinance, rule or regulation.

     "Letter Agreement" means the Letter Agreement by and between the Company and Shareholder substantially in the form attached hereto as Exhibit C.

     "Order" means any judgment, order, writ, injunction, decree, stipulation or award entered or rendered by any Governmental Authority.

     "Owned Assets" means all assets, interests and rights of any kind, whether tangible or intangible, real or personal, owned by the Company prior to the transfer of the Transferred Assets to the Company pursuant to this Agreement.

     "Parent" has the meaning set forth in Section 4.8(c) of the Agreement.

     "Parent Affiliated Group" has the meaning set forth in Section 4.8(d).

     "Pension Plan" has the meaning set forth in Section 6.8.

     "PerImmune Books and Records" means (a) all records and lists of the Company pertaining to the PerImmune Business as it was conducted by the Company prior to the Closing, (b) all records and lists of the Company pertaining to the PerImmune Business, customers, suppliers, personnel of the Company as of the Closing and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Company and pertaining to the PerImmune Business as it was conducted by the Company prior to the Closing.

     "PerImmune Business" means the business of research, development and the commercialization of clinical and therapeutic applications for vaccine-based active specific immunotherapy and the research, development, clinical and therapeutic application and manufacturing of human monoclonal antibodies, non-specific immunotherapy and in-vitro diagnostics, as well as contract research and product sales, as currently conducted and proposed to be conducted by the Company.

          "Permitted Encumbrances" means (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of Shareholder's or the Company's business for amounts not yet due or which are being contested in good faith by appropriate proceedings as to which adequate reserves have been established; and (ii) liens for current taxes not yet due or any taxes being contested in good faith by appropriate proceedings as to which adequate reserves have been established.

          "PerImmune Liabilities" means (i) all liabilities reflected on the Closing Balance Sheet and (ii) all liabilities arising from the conduct of the PerImmune Business by the Company on or after December 31, 1994 but not including any Excluded Liability.

          "Post-Closing Partial Period" has the meaning set forth in Section 9.5(a) of the Agreement.

          "Pre-Closing Partial Record" has the meaning set forth in Section 9.5(a) of the Agreement.

          "Purchase Price" has the meaning set forth in Section 2.1 of the Agreement.

          "Purchase Price Allocation Schedule" has the meaning set forth in
Section 9.5(e) of the Agreement.

          "Purchase Price Note" has the meaning set forth in Section 2.2(a) of the Agreement.

          "Purchaser" means PerImmune Holdings, Inc.

          "Purchaser Indemnitees" has the meaning set forth in Section 9.4(a) of the Agreement.

          "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes by or with respect to the Company or any Affiliated Group that includes the Company, and the term "Return" means any one of the foregoing Returns.

          "Services Agreement" means the Services Agreement by and between the Company and Shareholder substantially in the form attached hereto as Exhibit D.

          "Settlement Dividend" has the meaning set forth in Section 6.11.

          "Shareholder" means Organon Teknika Corporation.

          "Shareholder Indemnitees" has the meaning set forth in Section 9.4(b) of the Agreement.

          "Shareholder's Books and Records" means all records and lists of Shareholder and its respective Affiliates relevant to the PerImmune Business as it was conducted prior to the Closing, (b) all records and lists of Shareholders and its respective Affiliates relevant to the PerImmune Business, customers, suppliers, personnel of such persons and (c) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Shareholder and its respective Affiliates relevant to the PerImmune Business as it was conducted prior to the Closing.

          "Shares" has the meaning set forth in Section 2.1 of the Agreement.

          "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          "Third Party Notice" has the meaning set forth in Section 9.4(d) of the Agreement.

          "Transferred Assets" means all assets, interests and rights of any kind, whether tangible or intangible, real or personal, held by Shareholder or any Affiliate of Shareholder which are used exclusively in or for the benefit of the PerImmune Business, excluding the Owned Assets, but including, without limitation:

          (a) Shareholder's rights, title and interest in and under the License Agreement (Lipoprotein (a) Immunoassay) dated as of July 24, 1994 by and between Arch Development Corporation and Organon Teknika Corporation;

          (b) all claims, causes of action, claim in action, rights of recovery and rights of set off of any kind, including without limitation, any liens or any rights to payment or to enforce payment in connection with any transaction on or prior to the Closing Date, to the extent arising from or relating to the PerImmune Business; and

          (c) rights under insurance policies and programs covering risks pertaining to the PerImmune Business with respect to occurrences or claims arising on or prior to the Closing Date.

          "Working Capital Facility" has the meaning set forth in Section 6.11(b) of the Agreement.

2.   PURCHASE AND SALE

     2.1. Purchase and Sale of Stock. Subject to and upon the terms and conditions contained herein, Shareholder agrees to sell, assign, transfer and convey at the Closing to Purchaser, and Purchaser agrees to purchase at the Closing from Shareholder, all of the issued and outstanding shares of the capital stock of the Company (the "Shares"). The total purchase price (the "Purchase Price") that Purchaser shall pay to Shareholder for the Shares is equal to the Closing Book Value.

     2.2. Payment of Purchase Price. On the Closing Date, Purchaser will deliver to Shareholder in payment of the Purchase Price a promissory note which shall have a maturity of two years from the Closing Date, subject to prepayment as set forth therein. Such promissory note shall accrue interest from the Closing Date at a fixed rate per annum equal to eight percent (8%) (which interest shall be added to the principal balance semi-annually and thereafter shall accrue interest at the stated rate) and shall have such other terms as set forth in Exhibit A (the "Purchase Price Note").

3.   CLOSING

     3.1. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares (the "Closing") shall take place at 10:00 a.m. on the date five (5) business days following the date on which the conditions to the Closing set forth in Articles 7 and 8 of this Agreement have been fulfilled or waived and either Purchaser, on the one hand, or Shareholder, on the other hand, shall have notified the other party of such fulfillment or waiver, or on such other date as may be agreed to by Purchaser and Shareholder (the "Closing Date") at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., 13th Floor, Washington, D.C. or at such other place as may be agreed to by Purchaser and Shareholder.

     3.2. Deliveries by Shareholder at Closing.

          At Closing, Shareholder shall deliver or cause to be delivered:

          (a) to Purchaser, all certificates representing the Shares, duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser;

          (b) to Purchaser, certified copies of resolutions of the board of directors of Shareholder authorizing Shareholder to enter into and perform its obligations under this Agreement;

          (c) to Purchaser, evidence of the resignations described in Section
     6.7;

          (d) to Purchaser, all corporate minute books and stock records for the Company;

          (e) to the Company, all documents, certificates or instruments as are necessary to effect the transfer of the Transferred Assets to the Company;

          (f) to the Company, such documents as are necessary to transfer to persons designated by Purchaser, authorization to draw from, and have access to, the Bank Accounts in the name of PerImmune, and

          (g) all such other documents and instruments as Purchaser or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     3.3  Deliveries by Purchaser at Closing

          At Closing, Purchaser shall deliver to Shareholder:

          (a)  the Purchase Price Note;

          (b) certified copies of resolutions of the board of directors of Purchaser authorizing Purchaser to enter into and perform its obligations under this Agreement; and

          (c) all such other documents and instruments as Shareholder or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     3.4. Certificates. At Closing, Purchaser and Shareholder shall deliver the certificates and other documents described in Section 7.3 and 8.3.

     3.5 Consents. At Closing, Shareholder shall deliver all government authorizations and other third party consents identified on Schedule 4.4.

     3.6 Ancillary Agreements. At Closing, Shareholder and the Company shall enter into the Ancillary Agreements.

     3.7 Credit Facility; Working Capital Facility. At Closing, the Company and Shareholder shall enter into the Credit Facility and the Working Capital Facility as contemplated in Section 6.10 and Section 6.11, respectively.

     3.8 Form of Document and Instruments. All of the documents and instruments delivered at Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties' respective counsel.

     3.9 Tax Form. At Closing, Purchaser shall, and Shareholder shall cause Parent to, execute a Form 8023-A -- "Corporate Qualified Stock Purchases."

4.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     Shareholder represents and warrants to Purchaser that:

     4.1  Organization

          (a) Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and the Closing Agreements to which it is a party and perform its obligations thereunder.

          (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and Closing Agreements to which it is a party and perform its obligations thereunder, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

     4.2. Capitalization of the Company.

          (a) Schedule 4.2 sets forth the number of authorized, issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any law or of the preemptive rights of any stockholder, and are owned beneficially and of record by Shareholder free and clear of any Encumbrance, except or Permitted Encumbrances.

          (b) There are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, or agreements to purchase, issue or sell capital stock or other securities of the Company other than as contemplated by this Agreement.

     4.3 Authorization. Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Shareholder of this Agreement and the Closing Agreements to which it is a party have been duly authorized by the board of directors of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, on the Closing Date, the Closing Agreements to which it is a party will have been duly executed and delivered by Shareholder, and do not require any approval of the stockholders of Shareholder. This Agreement constitutes, and on the Closing Date, each Closing Agreement to which Shareholder is a party will constitute, the legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law.

     4.4. No Conflict; Approvals. Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance by Shareholder of this Agreement and the Closing Agreements to which Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not result in any material violation of or conflict with, constitute a material default (with or without notice of the lapse of time) under, or give rise to a right of termination, cancellation, or acceleration of, or result in the imposition of any Encumbrance under, or require any consent or authorization under, (i) the Certificate of Incorporation or Bylaws of Shareholder or the Company or (ii) any note, bond, debt instrument, mortgage, indenture or other material contract, agreement, instrument or other document to which Shareholder or the Company is a party or any Law or Order by which Shareholder or the Company may be bound.

     4.5 Litigation. Except as set forth on Schedule 4.5 hereto, there are no Actions pending or, to the knowledge of Shareholder, threatened by or before any Governmental Authority, and there are no Orders outstanding against Shareholder, the Company or their respective Affiliates that (a) relate to the ownership of the Shares by Shareholder, or (b) may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to Purchaser, or (c) may reasonably be expected to materially and adversely affect the Company.

     4.6  Material Properties; Title to Assets.

          (a) Except as indicated on Schedule 4.6, upon consummation of the transfer of the Transferred Assets pursuant to Section 6.6, the Company will hold (i) good title to all Owned Assets and Transferred Assets of a type that would be recorded on a balance sheet prepared in accordance with GAAP; and (ii) valid leases under which it enjoys peaceful and undisturbed possession of real or tangible personal property leased by it, in each case free and clear of all Encumbrances except Permitted Encumbrances. There are no pending or, to the Shareholder's knowledge, threatened condemnation proceedings relating to any real property occupied by the Company.

          (b) The Transferred Assets, the Owned Assets and the assets transferred to Purchaser pursuant to the Intellectual Property Agreement constitute all of the assets necessary to conduct the PerImmune Business substantially as it has been conducted prior to Closing.

     4.7  ERISA and Employee Plans.

          (a) Schedule 4.7 contains a list of each Employee Plan and each trust (including trusts intended to qualify under Section 501(a) of the Code and trusts intended to qualify under Section 501(c)(9) of the Code) related thereto.

     (b) The Company has no liability, present or future, actual or contingent, by reason of any contribution or obligation to contribute of the Company or any ERISA Affiliate to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

     (c) Each Employee Benefit Plan has been established, maintained and administered, in all material respects, in compliance with its terms and with all applicable laws and regulations, including without limitation, ERISA and the Code.

     (d) the Company has provided, or will have provided, to individuals entitled thereto, all required notices within the applicable time period and coverage pursuant to Section 4908B of the Code with respect to any "qualifying event" (as defined Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date with respect to any employee or former employee of the Company.

     (e) With respect to each Employee Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (each an "ERISA Pension Plan"): (i) neither any ERISA Pension Plan nor any fiduciary with respect thereto has engaged in any prohibited transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; (ii) the Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan and has not been assessed any civil penalty under Section 502(1) of ERISA; (iii) all filings, disclosure and reports as to each ERISA Pension Plan required to be made to any governmental agency or ERISA Pension Plan participant or beneficiary have been timely made; (iv) as of the last day of the last plan year of each such ERISA Pension Plan and as of the Closing Date, the fair market value of the assets of the ERISA Pension Plan is not less than the present value of the accrued benefits (vested and unvested and including ancillary benefits) of such ERISA Pension Plan; (v) no "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in
Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any ERISA Pension Plan with respect to any plan year, whether or not waived; and (vi) neither the Company nor any ERISA Affiliate has any liability, present or future, actual or contingent, under Title IV of ERISA (other than contributions and PBGC premiums due in the ordinary course); and (vii) no filing has been made by the Company or any ERISA Affiliate to, and no proceeding has been commenced by the Pension Benefit Guaranty Corporation to, terminate any ERISA Pension Plan.

     (f) None of the Company, any ERISA Affiliate or any Employee Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Employee Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Employee Plan.

     (g) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to its relationship with such entity) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

     (h) No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

     (i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any ERISA Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

4.8  Taxes.

     Except as set forth on Schedule 4.8:

     (a) Filing of Returns. There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the date hereof. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of or affecting the Company or any other information required to be shown thereon.

     (b) Payment of Taxes. With respect to all amounts in respect of Taxes imposed on the Company or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid to taxing authorities or others on or before the date hereof have been or will be timely paid by Shareholder or its Affiliates.

     (c)  Tax History.

          (i) Since its incorporation on December 20, 1994, the Company has been a member of an affiliated group filing a consolidated federal U.S. tax return. The common parent of this affiliated group is and has been Akzo Nobel Inc. ("Parent"). The Company was first active and first joined in the consolidated Return for all of tax year 1995. Because of the election described in section

          9.5(e), the Company will join in the consolidated return of Parent for a short tax year ending on the Closing Date. The Parent Affiliated Group is currently under audit by the Internal Revenue Service for tax years 1990 to 1993. Years prior to 1990 are closed under the federal statute of limitations.

               (ii) The Company will file an income tax Return in the State of Maryland for tax year 1995 and will file a short period Return in the State of Maryland for the short tax year ending on the Closing Date as the result of the election described in Section 9.5(e). The Maryland statute of limitations has not expired for tax year 1995. Neither the Company nor Parent has been contacted by the State of Maryland regarding an audit examination. The Company has not filed (or been required to file) income tax Returns in any other state.

          (d) Section 338(h)(10) Qualification. Parent is the common parent of the affiliated group within the meaning of Section 1504(a) of the Code that includes Shareholder and the Company (the "Parent Affiliated Group"); Parent will file a consolidated federal income tax Return that includes Shareholder and the Company for the tax period that includes the Closing Date; Parent will not be a target corporation within the meaning of
     Section 338 of the Code for the Taxable Year that includes the Closing Date; and Parent is eligible to make an election under Section 338(h)(10) of the Code with respect to the Company.

     4.9. Accounts. Schedule 4.9 sets forth an accurate and complete list of each Bank Account, together with the names of all persons authorized to draw from or to have access to Bank Accounts in the name of PerImmune.

5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Shareholder that:

     5.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and the Closing Agreements to which it is a party and perform its obligations thereunder.

     5.2. Authorization. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Closing Agreements to which it is a party have been duly authorized by the board of directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, on the Closing Date, the Closing Agreements to which it is a party will have been duly executed by Purchaser and do not require any approval of the stockholders of Purchaser. This Agreement constitutes, and on the Closing Date each Closing Agreement to which Purchaser is a party will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and general principles of equity, regardless of whether applied in equity or at law.

     5.3. No Conflicts; Approvals. Except as forth on Schedule 5.3 hereto, the execution, delivery and performance by Purchaser of this Agreement and the Closing Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not result in any material violation of or conflict with, constitute a material default (with or without notice or the lapse of time) under, or give rise to a right of termination, cancellation, or acceleration of, or result in the imposition of any Encumbrance under, or require any consent or authorization under, (i) the Certificate of Incorporation or Bylaws of Purchaser, or (ii) any note, bond, debt instrument, mortgage, indenture or other material contract, agreement, instrument or other document to which the Purchaser is a party or any Law or Order by which Purchaser may be bound.

     5.4. Litigation. Except as set forth on Schedule 5.4 hereto, there are no Actions pending or, to the knowledge of Purchaser, threatened by or before any Governmental Authority, and there are no Orders outstanding against Purchaser that may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to the Shareholder.

6.   COVENANTS

     Shareholder and Purchaser each covenants as follows:

     6.1. Further Assurances. Each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and
(iii) to cooperate with each other in connection with the foregoing, including using their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from Governmental Authorities and from third parties, including, without limitation, consents to the transfer to the Company of the Transferred Assets, (B) to obtain all necessary permits as are required to be obtained under any federal, state, local or foreign law or regulations, (C) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by Governmental Authorities and (D) to fulfill all conditions to this Agreement.

     6.2. No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Shareholder shall not, and shall use all reasonable efforts to cause its Affiliates and representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or agree to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person, other than Purchaser and its representatives, concerning any sale of all or any substantial portion of the Company's assets or the PerImmune Business (including the Transferred Assets), or of any shares of capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company.

     6.3. Notification of Certain Matters. From the date hereof through the Closing, Shareholder shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Shareholder of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of Shareholder's and Purchaser's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of Shareholder and Purchaser to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.

     6.4. Conduct of the Company Prior to the Closing. Prior to the Closing, Shareholder shall cause the Company to conduct its business only in the ordinary and regular course (that is, reasonably consistent with past custom and practice), except as otherwise approved in writing by Purchaser. Without limiting the generality of the preceding sentence, except as otherwise approved in writing by Purchaser, Shareholder shall not permit the Company to:

          (a)  Amend the Company's charter documents;

          (b) Issue or purchase any shares of its capital stock or grant any options, warrants, subscriptions, commitments or other rights of any character to acquire any of its capital stock;

          (c) Declare or pay any dividend, or make any other distribution or payment, with respect to its capital stock, other than the Settlement Dividend;

          (d) Amend or terminate any of the Company's agreements, except in the ordinary course of business or as provided for in the Letter Agreement;

          (e) Make any capital expenditure or guarantee or incur any indebtedness or other liabilities, except in the ordinary course of business;

          (f) Enter into any agreement, except in the ordinary course of business;

          (g) Sell, lease, license, transfer, pledge or assign any of the Owned Assets or the Transferred Assets, except in the ordinary course of business; or

          (h) Alter the manner of keeping the Company's books, accounts or records except for alterations mutually agreed to by Shareholder and Purchaser made in connection with the settlement of intercompany accounts as provided in Section 6.11(a).

     6.5. Tax Matters.

          (a) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have liability thereunder for amounts due in respect of period prior to the Closing Date.

          (b) Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without prior written consent of Purchaser.

          (c) Clearance Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Shareholder shall provide Purchaser with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

          (d) FIRPTA Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Shareholder shall furnish Purchaser an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (e)  Cooperation and Records Retention.

               (i) Shareholder shall, at the expense of Shareholder, prepare all Returns in respect of Taxes for the Company for taxable years or periods ending on or before the Closing Date. Such Returns shall include Returns for the short taxable period ending on or before the Closing Date which may arise as the result of the election described in Section 9.5(e). The Company and Purchaser shall cooperate with Shareholder to supply any and all information reasonably requested to complete such Returns. Information necessary to complete Returns for the short period ending on or before the Closing Date will be supplied by March 15, 1997. Such short period Return information shall be based upon an actual closing of the Company's financial books and records as of the Closing Date, rather than a pro ration of financial data for the period which straddles the Closing Date. When requested by Shareholder, the Company and/or Purchaser (as appropriate) shall sign any such Returns, which will then be filed by Shareholder in a timely manner. Shareholder shall provide Purchaser a reasonable opportunity to review any such Return prior to signing such Return.

               (ii) The Company shall, at the expense of the Company, prepare all Returns in respect of Taxes for the Company for taxable years or periods ending after the Closing Date. Such Returns shall include Returns for the short taxable period beginning after the Closing Date which may arise as the result of the election described in Section 9.5(e). Shareholder shall cooperate with the Company to supply any and all information reasonably requested by the Company to complete such Returns.

               (iii) Shareholder and Purchaser shall (i) each provide the other, and Purchaser shall cause the Company to provide Shareholder, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide the other, and Purchaser shall cause the Company to retain and provide Shareholder with, any records or other information that may be relevant to such Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and Shareholder shall retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information relating to Taxes in respect of the Company or the PerImmune Business that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     6.6 Transfer of Assets. Immediately prior to the Closing, Shareholder shall assign, transfer and convey to the Company all the Transferred Assets.

     6.7 Resignation of Directors. Shareholder shall cause all members of the Board of Directors of the Company to resign, effective immediately upon the Closing.

     6.8  Employee Benefit Matters.

          (a)  Continuation of Participation in Employee Plans and Transition

               (i) Effective on and as of the Closing Date, Shareholder shall permit Company to continue participation in, the Akzo Nobel Incentive Savings Plan (the "ISP"); the Akzo Nobel Retirement Plan (the "ANRP"); and all other welfare plans (medical, dental, disability, etc.), in which Company participated prior to the Closing Date (collective, the "Continuation Plans") through November 30, 1996 (the "Continuation Period"). During the Continuation Period, all employees of

          Company shall be permitted to participate in the Continuation Plans as if Company remained a subsidiary of Shareholder. Participation of Company in each Continuation Plan shall, however, end prior to November 30, 1996 upon Company's providing notice to Shareholder of Company's desire to cease its participation in any one or all of the Continuation Plans.

               (ii) Company shall reimburse Shareholder for any costs advanced on Company's behalf with respect to its continuation in the Continuation Plans; actual third party expenses; and out-of-pocket costs incurred by Shareholder as the result of Company's continuation in the Continuation Plans. Such reimbursement shall be made within 30 days of receipt by Company of Shareholder's detailed invoice.

               (iii) Shareholder shall cooperate with Company in its establishment of benefit plans for Company employees by providing Company with such employee census, benefit calculations, service data, claims experience and other similar data as Company shall reasonably request.

          (b)  COBRA

          Company shall be responsible and liable for continuation coverage to Company employees and their qualified beneficiaries in compliance with the provisions of Code Section 49808 and ERISA Section 601 et seq. (herein referred to as "COBRA continuation coverage") with respect to whom a qualifying event occurs after the Closing Date, and Company agrees to indemnify and hold Shareholder harmless from any claims for COBRA continuation coverage made by or on behalf of such employees and their qualified beneficiaries. Shareholder shall retain all obligations and liabilities to provide COBRA continuation coverage to employees and former employees of Shareholder and Company and their qualified beneficiaries (i) who are receiving COBRA continuation coverage at the Closing or (ii) with respect to whom a qualifying event occurred on or prior to the Closing and for which the applicable election period for COBRA continuation coverage has not expired as of the Closing Date, and Shareholder agrees to indemnify and hold Company harmless from any claims for COBRA continuation coverage made by or on behalf of such employees and their qualified beneficiaries.

          (c)  Pension Plan

               (i) As soon as practical after the Closing Date and prior to November 30, 1996, Company shall determine if it will adopt a defined benefit plan for its employees. If no such plan is adopted, following the date of Company's cessation of participation in the ANRP (the "Cessation Date"), Shareholder will freeze past accrued benefits as of the Cessation Date for Company's employee members under the terms of the ANRP.

               (ii) If Company establishes a defined benefit plan (the Company's "Pension Plan"), Shareholder shall transfer or cause to be transferred from the ANRP to the trustee of the Pension Plan cash or marketable securities in an amount equal to the present value of the benefits accrued, through the Cessation Date under the ANRP, using the ANRP' regular actuarial assumptions for ERISA funding purposes, except substituting 7% as the interest rate to be used as part of such assumptions; subject to meeting the requirements of Code Section 4.14(l). Such amount shall be further adjusted by Shareholder's actuary, taking into account benefit payments made subsequent to the Cessation Date; actual return on trust assets from the Cessation Date to the date assets are actually transferred. The transfer shall be made on the latest of (A) 120 days after being notified of Company's decision to establish a defined benefit plan; (B) 30 days after the filing of notification with the Internal Revenue Service of such transfer; (C) the receipt by Shareholder of an opinion by Company's legal counsel verifying that the Pension Plan meets the requirements of Code Section 401(a), and that the Pension Plan's related trust is exempt from taxes under Code
          Section 501(a); or (D) the completion of Company's actuary review and acceptance of the calculations performed by Shareholder's actuary in determining asset transfer amount.

          (d)  Savings Plan Asset Transfer or Distribution

     Shareholder shall transfer or cause to be transferred to the trustee of any Company qualified defined contribution plan cash or marketable securities in an amount equal to the account balances as of the date of such transfer of Company employees in the ISP within the latest of 60 days following the Closing Date; 30 days after the filing of notification with the IRS of such transfer; or the receipt by Shareholder of an opinion by Company's legal counsel verifying that such plan meets the requirements of Code Section 401(a) or 401(k), and that the Plan's related trust is exempt from taxes under Code
Section 501(a).

          (e) Nothing contained in this Agreement shall confer upon any Company employee any rights with respect to continuance of employment by Company, nor shall anything herein restrict Company in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Company employees. No provision of this Agreement shall create any third party beneficiary rights in any Company employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment of benefits that may be provided to any Company employee by Company or under any benefit plan which Company may maintain.

          (f) Purchaser recognizes and acknowledges that Company has assumed and is responsible for payment of all benefits accrued or claimed by its employees under any of the Employee Plans, including benefits attributable to any prior employment with Shareholder, (and specifically including any severance and accrued vacation) and that, except for the transfer of funds from the ANRP and ISP as provided in (c) and (d) above, Shareholder shall have no responsibility or liability with respect to any such benefits or payments to any Company employee.

     6.9 Government Contracts; Novation. Schedule 6.9 sets forth all Government Contracts used in the PerImmune Business. As promptly as practicable, the Company will enter into a novation agreement or agreements with the United States Government with respect to the Government Contracts, to the extent so required. Shareholder and Purchaser will cooperate fully with the Company in obtaining the novation of all such Government Contracts, to the extent required.

     6.10 Purchase Price Note. At or prior to the Closing, Shareholder will enter into a credit facility (the "Credit Facility") pursuant to which Shareholder agrees to loan to the Company up to $3,600,000 (at a rate of $720,000 per month for five months). The initial advance shall be made on the later of August 1, 1996 or the Closing Date, and each advance thereafter shall be made on the first day of the month. Borrowings under the Credit Facility shall accrue interest from the date of advance at a fixed rate per annum equal to eight percent (8%). The outstanding principal balance under the Credit Facility (including all accrued and unpaid interest) shall be due and payable on December 31, 1996, provided that (i) in the event that, prior to such date, the Company has procured a commitment for financing to be used, in part, to repay the amounts due under the Credit Facility, then the final maturity date shall be extended for a period of time necessary to consummate such financing, such period not to extend beyond January 31, 1997, and (ii) in the sole discretion of Shareholder, the final maturity may be extended for up to three additional months during which time Shareholder will loan to the Company up to an additional $1,800,000 pursuant to advances not to exceed $600,000 per month, which advances will be evidenced by a promissory note. The outstanding principal balance outstanding under the Credit Facility (including all accrued and unpaid interest) is subject to prepayment under the terms set forth in the Credit Facility and shall be secured by a pledge of certain assets of the Company.

     6.11 Current Accounts of PerImmune.

          (a) Settlement of Intercompany Accounts. Prior to the Closing Date, Shareholder shall cause the Company to declare and pay to Shareholder a dividend (the "Settlement Dividend") in the amount of $2,871,532 representing the sum of (i) the balance of cash reflected on the Closing Balance Sheet, and (ii) the balance of the intercompany account receivable account on the Closing Balance Sheet less (iii) the Company's intercompany accounts payable to OTC and its Affiliate. Upon payment of the Settlement Dividend, the balance of the Company's intercompany account(s) receivable from, and intercompany accounts payable to, Shareholder and its Affiliate shall be deemed paid in full and reduced to zero.

          (b) Working Capital Facility. On the Closing Date, Shareholder and the Company shall enter into a working capital facility (the "Working Capital Facility") pursuant to which Shareholder agrees to loan to the Company up to $2,871,532. Borrowings under the Working Capital Facility shall be at the request of the Company and subject to the approval of Shareholder. The parties agree that the purpose of the Working Capital Facility is to provide for the Company's working capital needs during the period of time covered by the Working Capital Facility, and that the approval of Shareholder shall not unreasonably be withheld. Borrowings under the Working Capital Facility shall accrue interest from the date of advance at a fixed rate per annum equal to eight percent (8%). The outstanding principal balance under the Working Capital Facility (including all accrued and unpaid interest) shall be due and payable on the date twelve (12) months following the Closing Date and shall be secured by a pledge of certain assets of Purchaser. On the Closing Date, Shareholder shall transfer to the Company $2,000,000 in immediately available funds as an advance on the Closing Date under the Working Capital Facility.

          (c) July Current Accounts. On the Closing Date, Shareholder shall transfer to the Company, in immediately available funds, an amount equal to all cash received by Shareholder and its Affiliates from or on behalf of the Company or in respect of the PerImmune Business from and after the Effective Date but on or prior to the Closing Date (net of amounts paid by Shareholder and its Affiliates during such period to or on behalf of the Company or in respect of the PerImmune Business in the ordinary course of business consistent with past practices). In the event that the amount calculated pursuant to this paragraph shall be less than zero, then the Company shall be deemed to have made a request for, and Shareholder shall be deemed to have approved, effective the Closing Date, borrowing under the Working Capital Facility in the amount necessary to reduce such negative balance to zero, but not to exceed the total amount of permitted borrowing thereunder. Any borrowings under the Working Capital Facility pursuant to this Section 6.11(c) shall be in addition to amounts advanced on the Closing Date pursuant to the last sentence of Section 6.11(b).

          (d) Further Assurances. From and after the Closing Date, Shareholder shall, and shall cause its Affiliates to, promptly transfer to the Company all amounts received by Shareholder and such Affiliates in respect of, or relating to the PerImmune Business (including all payments made by PerImmune's customers). Shareholder shall, and shall cause its Affiliates to promptly transfer to (and not pay) any request for payment from third parties in respect of, or related to the PerImmune Business.

     6.12. Property and Casualty Insurance. Shareholder shall cause the liabilities and obligations of the Company of a type currently covered by the master casualty insurance program of Shareholder or its Affiliate which are incurred prior to Closing to be administered by Shareholder, or such Affiliate, consistent with past practice.


7.   CONDITIONS TO SHAREHOLDER'S OBLIGATIONS

          The obligations of Shareholder to effect the Closing are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Shareholder.

     7.1 Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereto; and Purchaser shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

     7.2. No Proceeding or Litigation. No Action by any Governmental Authority or other Person shall have been instituted which would reasonably be expected to materially damage Shareholder if the transactions contemplated hereunder are consummated.

     7.3. Certificates. Purchaser shall furnish Shareholder with such certification of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Shareholder.

     7.4. Corporate Documents. Shareholder shall have received from Purchaser resolutions adopted by the board of directors of Purchaser, approving this Agreement, the Purchase Price Note, the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by Purchaser's corporate secretary, as applicable.

     7.5. Consents. All governmental consents necessary to effect the Closing, and all third party consents to the transactions contemplated hereby (including with respect to the conveyance of the Transferred Assets) shall have been obtained (it being understood that pursuant to Section 6.9 hereof the necessary consent or approval for the novation of certain of the Government Contracts need not be obtained prior to the Closing).

     7.6. Other Agreements. Purchaser shall have executed and delivered the Closing Agreements in the forms attached as exhibits hereto.


8.   CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Purchaser:

     8.1. Representations, Warranties and Covenants. All representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof; and Shareholder shall have performed and satisfied all material agreements and covenants required hereby to be performed by it prior to the Closing.

     8.2. No Proceedings or Litigation. No Action by any Governmental Authority or other Person shall have been instituted which would reasonably be expected to materially damage Purchaser if the transactions contemplated hereby are consummated.

     8.3. Certificates. Shareholder shall furnish Purchaser with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Purchaser.

     8.4. Corporate Documents. Purchaser shall have received from Shareholder resolutions adopted by the board of directors of Shareholder, approving this Agreement, the Closing Agreements to which it is a party, and the transactions contemplated hereby and thereby, certified by Shareholder's corporate secretary, as applicable.

     8.5. Consents. All governmental consents necessary to effect the Closing, and all third party consents to the transactions contemplated hereby (including with respect to the conveyance of the Transferred Assets) shall have been obtained (it being understood that pursuant to Section 6.9 hereof the necessary consent or approval for the novation of certain of the Government Contracts need not be obtained prior to the Closing).

     8.6. Other Agreements. Shareholder shall have executed and delivered the Closing Agreements in the forms attached as exhibits hereto.

9.   ACTIONS BY SHAREHOLDER AND PURCHASER AFTER THE CLOSING

     9.1. Further Actions. On and after the Closing Date, Purchaser and Shareholder will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to confirm or effect Purchaser's ownership, possession and control (in accordance with this Agreement) of the shares and the Company's ownership, possession and control (in accordance with this Agreement) of the Transferred Assets, including but not limited to the novation of Government Contracts used in the PerImmune Business, if required, and transfer of monies received by Shareholder and its Affiliates after the Closing Date from PerImmune customers and intended for PerImmune.

     9.1. Survival of Representations and Warranties. The representations and warranties of Shareholder, on the one hand, and Purchaser, on the other hand, contained herein, and all claims and causes of action with respect thereto, shall survive the Closing Date, to the extent herein set forth: (a) with respect to the representations and warranties in Sections 4.2 and 4.6(a) hereof for an indefinite period, (b) with respect to the representations and warranties in Section 4.7 and 4.8 hereof until 60 days after the expiration of the applicable statute of limitations (with extensions); (c) with respect to all other representations and warranties until the date two years from the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     9.3. Books and Records.

          (a) Purchaser agrees that it will cooperate with and make available to Shareholder, during normal business hours, all PerImmune Books and Records, and PerImmune employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such PerImmune Books and Records (including such employees) for any reasonable business purpose; it being understood that all PerImmune Books and Records shall be maintained by Purchaser for three (3) years following the Closing. Except as otherwise required in
     Section 9.4, Shareholder shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such PerImmune Books and Records. Notwithstanding the foregoing, Purchaser shall retain all PerImmune Books and Records relevant to any Return until sixty (60) days following the expiration of the relevant statute of limitations.

          (b) Shareholder agrees that it will cooperate with and make available to Purchaser, during normal business hours, all Shareholder's Books and Records, and employees of Shareholders or the Affiliates (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Shareholder's Books and Records, (including such) employees for any reasonable business purpose; it being understood that all Shareholder's Books and Records shall be maintained by Shareholder for three (3) years following the Closing. Except as otherwise required in Section 9.4, Purchaser shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Shareholder's Books and Records. Notwithstanding the foregoing, Shareholder shall retain all Shareholder's Books and Records relevant to any Return until sixty (60) days following the expiration of the relevant statute of limitations.

     9.4. Indemnification

          (a) By Shareholder. Shareholder shall indemnify, save and hold harmless Purchaser, the Company, their respective Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "Purchaser Indemnitees") from and against any and all costs, losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein (collectively, "Damages") incurred in connection with, arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Shareholder in this Agreement; (ii) any Excluded Liability and any liability or obligation of Shareholder or its Affiliate that does not relate to operations of the Company or the PerImmune Business; and (iii) any liability arising from Shareholder's responsibility for Taxes pursuant to
     Section 9.5, provided, however, that Shareholder shall not be liable to the Purchaser Indemnitees in respect of a breach of a representation or warranty made by Shareholder in this Agreement which was true as of the date of this Agreement but which is rendered inaccurate by events beyond the control of Shareholder occurring between the date of this

     Agreement and the Closing, to the extent that Shareholder has notified Purchaser of such breach in writing prior to the Closing and Purchaser has effected the Closing with knowledge of such breach.

          (b) By Purchaser. Purchaser shall indemnify, save and hold harmless Shareholder, Affiliates and subsidiaries, and their respective directors, officers, shareholders and employees (the "Shareholder Indemnitees") and, together with the Purchaser Indemnitees, the "Indemnitees") from and against any and all Damages incurred in connection with, arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement; and (ii) any PerImmune Liabilities and (iii) any liability arising from Purchaser's responsibility for Taxes pursuant to Section 9.5.

          (c) Damages. The term "Damages" as used in this Section 9.4 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee or amounts for which such Indemnitee is indemnified hereunder shall not necessarily be a condition precedent to recovery.

          (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnitee, such Indemnitee shall, subject to Section 9.2, give written notice (a "Claim Notice) to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages or which indemnification may be sought under this Section 9.4. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects,
     (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and appoint its own counsel therefor, at its own cost. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

          (e) Limitation on Indemnities. (i) No claim may be made against an indemnifying party for indemnification pursuant to either Section 9.4(a)(i) or Section 9.4(b)(i) with respect to any individual item of Damage, or any series of related items of Damage not exceeding $15,000, until the aggregate dollar amount of all Damages indemnifiable pursuant to this
     Section 9.4 exceeds $50,000. The indemnification of obligations of Shareholders pursuant to Section 9.4(a)(i) and the indemnification of obligations of Purchaser pursuant to Section 9 .4(b)(i), shall each be effective only until the dollar amount paid in respect of the Damages indemnified against under such clause of this Agreement aggregates to an amount equal to $8,500,000; and (ii) Purchaser shall not be entitled to indemnification based upon the breach of any representation or warranty of Shareholder if, as of the Closing, Purchaser had actual knowledge of facts that cause such representation or warranty to be untrue. For purposes of the foregoing, the parties intend only that the actual knowledge of Michael
     G. Hanna, Jr., and of senior management and laboratory directors of PerImmune on the Closing Date shall be imputed to Purchaser. Such persons shall not be personally liable to Shareholder under the provisions of the preceding sentence. Shareholder shall not be entitled to indemnification based upon the breach of any representation or warranty of Purchaser if, as of Closing, Shareholder or any of its senior management personnel had actual knowledge of facts that cause such representation and warranty to be untrue.

          (f) Brokers and Finders. Pursuant to the provisions of this Section 9.4, each of Purchaser and Shareholder shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     9.5. Responsibility for Taxes.

          (a) Division of Responsibility. Shareholder shall be responsible for (and shall indemnify and hold harmless Purchaser, the Company, and each of their respective Affiliates, successors and assigns from and against) all Taxes (i) with respect to all tax periods of the Company ending on or prior to the Closing Date, (ii) with respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial
     Period"), or (iii) payable as a result of a material breach of any representation or warranty set forth in Section 4.8 of this Agreement, except in each case to the extent that the liability for such Taxes is reflected on the Closing Balance Sheet. Purchaser and the Company shall be responsible for (and shall jointly and severally indemnify and hold harmless Shareholder, and its Affiliates, successors and assigns from and against) all Taxes (i) with respect to all tax periods of the Company beginning after the Closing Date, and (ii) with respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date (such portion, a "Post-Closing Partial Period").

          (b)  Effect of Carryovers and Carrybacks. For purposes of this
     Section 9.5, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to periods ending on or prior to the Closing Date or to any Pre-Closing Partial Period.

          (c) Allocation Between Partial Periods. With respect to any tax period of the Company beginning before the Closing Date and ending after the Closing Date, any Taxes for such period shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company and its subsidiaries, if any, during such Pre-Closing Partial Period and such Post-Closing Partial Period.

          (d) Post-Closing Audits and Other Proceedings. Shareholder, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period. Shareholder and Purchaser shall cooperate with each other in the conduct of any audit or other proceedings involving Company for such periods and each may participate at its own expense, provided each party hereto shall have the right to control the conduct of any such audit or proceeding for which such party (i) agrees that any resulting Tax is covered by the indemnity provided in Section 9.5(a) of this Agreement, and (ii) demonstrates its ability to make such indemnity payment. Notwithstanding the foregoing, Shareholder may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Purchaser, such consent not to be unreasonably withheld and Purchaser may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Shareholder, such consent not to be unnecessarily withheld.

          (e) Section 338(h)(10) Election. Shareholder shall cause Parent to join with Purchaser in making and Purchaser agrees to join Parent in making an election under Section 338(h)(10) of the Code and any corresponding elections permitted under state, local or foreign law with respect to the acquisition of the Company and, if no election may be made pursuant to such state, local or foreign law under an election corresponding to Code Section 338(h)(10), elections corresponding to
     Section 338(a) and 338(g) of the Code, provided as to such jurisdiction Shareholder is not also subject to tax on the gain realized upon the sale of the capital stock of the Company. Purchaser and Parent shall exchange completed and executed copies of Internal Revenue Service Form 8023-A, required Schedules thereto, and any similar state, local and foreign forms at or prior to the Closing. Shareholder and Purchaser agree that as soon as practicable after Closing, they shall allocate the Purchase Price and all other capitalized costs among the Company's assets for income tax purposes in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Purchaser and reasonably acceptable to Shareholder, which shall be delivered by Purchaser to Shareholder. In connection therewith, Shareholder and Purchaser shall discuss the allocation of the Purchase Price and other capitalized costs among the Company's assets and attempt in good faith to reach agreement with respect thereto. Shareholder and Purchaser acknowledge that for United States federal income tax purposes (and for purposes of state, local or foreign taxes in jurisdictions which permit elections analogous to the election permitted under Section 338(h)(10) of the Code) the acquisition of the stock will be treated by the parties as if it is a sale of the assets of the Company to a new corporation owned by Purchaser, followed by a complete liquidation of the Company to a new corporation owned by Purchaser, followed by a complete liquidation of the Company. The parties agree to report the transaction in a manner consistent with this treatment.

     9.6  Confidentiality.

          (a) Shareholder and its Affiliates have obtained confidential information relating to the business, operations and assets (including the Transferred Assets) of the Company. Following the Closing, Shareholder and its Affiliates shall treat such information as confidential and shall preserve the confidentiality thereof, not duplicate or use such information and instruct their employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed, through no act or omission of Shareholder or its Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

          (b) Purchaser, the Company and their respective Affiliates have obtained confidential information relating to the business operations and assets of Shareholder. Following the Closing, Purchaser, the Company and their respective Affiliates shall treat such information as confidential and shall preserve and confidentiality thereof, not duplicate or use such information and instruct their employees who have had access to such information to keep confidential and not to use any such information unless such information (i) is now or is hereafter disclosed through no act or omission of Purchaser, the Company or their Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

10.  MISCELLANEOUS

     10.1. Termination.

          (a)  This Agreement may be terminated at any time prior to Closing;

               (i)   By mutual written consent of Shareholder and Purchaser;

               (ii) By Purchaser, or Shareholder if the Closing shall not have occurred on or before August 31, 1996; provided however, that this provision shall not be available to Purchaser, if Shareholder has the right to terminate this Agreement under clause (iv) of this Section 10.1(a); and this provision shall not be available to Shareholder if Purchaser has the right to terminate this Agreement under clause
          (iii) of this Section 10.1;

               (iii) By Purchaser if there is a material breach of any representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by Shareholder pursuant to the terms of this Agreement, provided that Purchaser may not terminate this Agreement prior to the Closing if Shareholder has not had an adequate opportunity to cure such failure;

               (iv) By Shareholder if there is a material breach of any representation or warranty set forth in Article 5 hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement; provided that Shareholder may not terminate this Agreement prior to the Closing if Purchaser has not had an adequate opportunity to cure such failure.

          (b) In the Event of Termination. In the event of termination of this Agreement;

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same;

               (ii) The provisions of Section 9.6 shall continue in full force and effect; and

       (iii) No party hereto shall have any liability or further obligation to any other party relating to the transactions contemplated hereby, provided that no such termination shall relieve any party from liability for a willful breach of this Agreement.

       10.2. Assignment. Neither this Agreement, the Closing Agreements nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto, which consent will not unreasonably be withheld; except that either party may assign all such rights and obligations to an Affiliate or to a successor in interest which shall assume all obligations and liabilities of such party under this Agreement (provided that no assignment shall release the assigning party from responsibility for its obligations hereunder) and Purchaser may, without such consent, assign all such rights to any lender as collateral security. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right benefit or obligation under this Agreement as a third party beneficiary or otherwise.

       10.3. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail return receipt requested. In each case notice shall be sent to:

              If to Shareholder, addressed to:

                     Organon Teknika Corporation
                     100 Akzo Avenue
                     Durham N.C. 27712
                     Attention: President


              With a copy to:

                     Organon Teknika N.V.
                     Veedijk 58
                     2300 Turnhout
                     Belgium
                     Attention: General Counsel

              If to Purchaser or the Company, addressed to:

                     Perlmmune, Inc.
                     1330 Piccard Drive
                     Rockville, ND 20850-4396
                     Attention: Michael G. Hanna, Ph.D.


              With a copy to:

                     Latham & Watkins
                     1001 Pennsylvania Avenue, N.W., Suite 1300
                     Washington, D.C. 20004
                     Attention: Bruce E. Rosenblum


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

       10.4. Choice of Law. This Agreement shall be construed, interpreted and the right of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of Maryland.

       10.5. Entire Agreement; Amendments and Waivers. This Agreement, the Closing Agreements, together with all exhibits and schedules hereto and thereto, and the Purchase Price Note constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

       10.6. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       10.7. Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

       10.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       10.9. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       10.10. Publicity. Any party issuing a press release regarding the transactions contemplated hereby must have the prior written consent of the other party.

       10.11. Arbitration.

              (a) Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article 9 the parties agree to attempt to settle any such disputes in a amicable manner. Should the parties fail to resolve such a dispute within three (3) months following written notice thereof, such dispute shall, upon request of the contesting party, be submitted to an arbitrator jointly agreed to by the parties. If a single arbitrator cannot be agreed upon within thirty (30) days, each party shall elect one arbitrator and the two arbitrators will select a third arbitrator.

              (b) Arbitration shall be conducted in accordance with rules and procedures of the Center for Public Resources ("CPR"), subject to the following terms:

                     (i) the arbitration shall be held at a mutually agreeable location in the vicinity of Washington, D.C.

                     (ii) the arbitrator(s) shall be independent, impartial third parties, having no direct or indirect personal or financial relationship to any of the parties of the dispute, each of whom has agreed to accept an appointment as arbitrator(s) on the terms set forth in this Section.

                     (iii) within thirty (30) days after the selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

                     (iv) from the date the arbitrator(s) is/are in possession of both parties' submitted material, the arbitrator(s) shall have sixty (60) days in which to hear the parties and fifteen (15) days thereafter to render a decision.

                     (v) time periods set forth in this Section 10.11 may be altered only mutual consent of the parties.

                     (vi) the arbitrator(s) shall announce the award in writing accompanied by written findings of facts in support of the award and any relevant conclusions of law. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

               (vii) the fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

          10.12. Assets Held for Shareholder and Affiliates. Purchaser hereby acknowledges and agrees that all biological materials, products, technology, files, records and documentation, including but not limited to data for regulatory purposes, relating to (i) the TICE(R)BCG product line (including but not limited to the master seed lot) (ii) any and all food diagnostics and HIV diagnostics in the possession of the Company at the Closing Date and (iii) any and all cell lines/antibodies set forth on Schedule 1.1(a) are the property of Shareholders and/or its Affiliates and will not be deemed included in the Owned Assets or the Transferred Assets.

          10.13. Non-Competition. Taking into consideration that prior to the Closing, the Company has been engaged in the manufacture and development of food diagnostics and HIV diagnostics on behalf and for the account of Shareholder and its Affiliates, and will under the Services Agreement continue to provide services to the Shareholder and its Affiliates relating thereto, Purchaser hereby covenants and agrees that Purchaser either directly or through an Affiliate including the Company, will for the longer of (i) a period of five
(5) years from the Closing Date or (ii) as long as the Company continues to provide services to the Shareholder or its Affiliates in the field of food diagnostics or HIV diagnostics, not compete with Shareholder or its Affiliates in the field of food diagnostics and/or HIV diagnostics, as appropriate.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                            PERIMMUNE HOLDINGS, INC.


                                            By:/s/ MICHAEL G. HANNA JR.
                                               ---------------------------
                                               Name:  Michael G. Hanna Jr.
                                               Title: President

                                            ORGANON TEKNIKA CORPORATION


                                           By:
                                              -----------------------------
                                              Name:
                                              Title:

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                            PERIMMUNE HOLDINGS, INC.


                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

                                            ORGANON TEKNIKA CORPORATION


                                           By: /s/ ROBERT S. TIMMONS
                                              -----------------------------
                                              Name:  R.S. Timmons
                                              Title: President